Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES INITIAL 2017 GUIDANCE

New York, New York, November 14, 2016: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced initial 2017 guidance, which calls for net sales in the range of $550 million to $560 million, resulting in net income attributable to Inter Parfums, Inc. in the range of $1.20 to $1.24 per diluted share. Guidance assumes the dollar remains at current levels.

Russell Greenberg, Executive Vice President & Chief Financial Officer of Inter Parfums, stated, “Our 2017 guidance range implies a year-over-year increase in net sales of between 8% and 10%, based upon the high end of our 2016 net sales guidance of $510 million. Similarly, we are looking for 2017 net income per diluted share attributable to Inter Parfums, Inc. to increase between 13% and 17%, using $1.06 per diluted share, the high end of our 2016 guidance, as a base.”

Reviewing 2017 launch plans for European operations, Jean Madar, Chairman and CEO commented, “Our first new product for Rochas, a women’s fragrance, will be introduced early in the year, initially in about 12 countries. Also this winter, Lanvin Modern Princess, which recently debuted in France, will rollout in wider international distribution. A winter launch is planned for our new multi-scent collection for Boucheron, and come this spring, we have important new initiatives unveiling for the Jimmy Choo signature scent for women and Jimmy Choo Man, with a brand extension for each. A fragrance duo is in the pipeline for the Karl Lagerfeld brand next summer, and our first men’s scent for Coach will unveil in the fall.”

He continued, “For U.S. operations, we will continue to expand global distribution for the Dunhill brand, opening new territories for the very successful Icon family. In addition, we have a new flanker debuting in the spring for the Desire fragrance pillar called Extreme. We will also launch an Abercrombie & Fitch fragrance, First Instinct for women in the early spring, while Hollister has a Wave flanker duo in the works, which we are calling Wave 2, planned for launch later in the second quarter. For Oscar de la Renta, we have a new scent for women under development for a launch in the spring.”

Mr. Madar concluded, “In addition to growing our business by launching new fragrances and rolling them out into new markets, we are equally committed to supporting our established fragrances, especially bestsellers, with major advertising and promotion campaigns.”

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Inter Parfums, Inc.	Page 2
November 14, 2016

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2015 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com